SORL AUTO PARTS, INC.
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), SORL AUTO PARTS, INC., a Delaware corporation (the “Corporation”), hereby certifies that:

FIRST:                      The name of the corporation is SORL Auto Parts, Inc.  The name under which the Corporation was originally incorporated is The Enchanted Village, Inc.  The corporation was incorporated by filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 24, 1982.

SECOND:                                This Amended and Restated Certificate of Incorporation of the corporation, as further amended, which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the DGCL.

THIRD:                      The Amended and Restated Certificate of Incorporation of the Corporation is hereby further amended, integrated and restated to read in its entirety as follows:

ARTICLE I.

           The name of the corporation is SORL Auto Parts, Inc. (the “Corporation”).

ARTICLE II.

           The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE III.

           The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV.

           The Corporation shall have the authority to issue 50,000,000 shares of common stock, $0.002 par value per share, of which all shares shall be designated “Common Stock”, and 1,000,000 shares of Preferred Stock, no par value, all of which shall be referred to herein as “Preferred Stock”.  Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of such series to be distinctively designated.  The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof of each such series of Preferred Stock.

ARTICLE V.

           Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VI.

The Bylaws of the Corporation may be adopted, amended or repealed by the Board of Directors of the Corporation; provided, however, that nothing contained in this Article VI shall be deemed to divest the stockholders of the Corporation of the power, nor limit their power, to adopt, amend or repeal the Bylaws of the Corporation; or to specify, when adopting or amending the Bylaws of the Corporation, that one or more provisions thereof shall not be amended without the consent of the stockholders.

ARTICLE VII.

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the General Corporation Law of the State of Delaware or any successor law or laws.

ARTICLE VIII.

A. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

B. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

C. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

D. Any repeal or modification of this Article VIII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

~~ARTICLE IX.~~

           ~~The affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares of voting stock of this corporation shall be required for the approval of any proposal that (1) this corporation merge or consolidate with any other corporation or any affiliate of such other corporation if such other corporation and its affiliates singly or in the aggregate are directly or indirectly the beneficial owners of more than five percent (5%) of the outstanding shares of the Common Stock of this corporation (such other corporation and any affiliate thereof being herein referred to as a “related corporation”), or that (2) this corporation sell or exchange all or substantially all of its assets or business to or with such related corporation, or in a merger of any affiliate of this corporation with or into such related corporation or any of its affiliates or that (3) this corporation issue to such related corporation securities having more than 5% of the total voting power of all shares of voting stock of this corporation outstanding prior to such issuance; provided, however, that the foregoing shall not apply to any such merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities which was approved by resolution of the Board of Directors of this corporation prior to the acquisition of the beneficial ownership of more than five percent (5%) of the outstanding Common Stock of this corporation by such related corporation and its affiliates, nor shall it apply to any such transaction solely between this corporation and another corporation, fifty percent (50%) or more of the voting stock of which is owned by this corporation, nor shall it apply to any such transaction if the related corporation has, or is an affiliate of any person who has, prior to July 1, 1986, filed with the Securities and Exchange Commission a report stating that such person was the beneficial owner of 5% or more of the outstanding shares of Common Stock.  For the purpose hereof, an “affiliate” is any person (including a corporation, partnership, trust, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and in computing the percentage of outstanding Common Stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal.  The stockholder vote, if any, required for mergers, consolidations, sales or exchanges of assets of issuance of stock or other securities not expressly provided for in this Article shall be such as may be required by applicable law.~~

           ~~The provisions set forth in this Article may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares of voting stock of this corporation.~~

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation, as further amended, on this ~~22nd~~27th day of ~~June, 2009.~~May, 2010.

By:	/s/Xiao Ping Zhang
Name: Xiao Ping Zhang
Title: Chief Executive Officer